Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES 2008 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

2008 Highlights

•                  Revenues increased 11.2% to $609.1 million from $547.7 million

•                  Gross profit rose to $70.4 million, or 11.6% of revenues, from $59.4 million, or 10.8% of revenues

•                  Operating income up 16.9% to $34.9 million, or 5.7% of revenues, from operating income of $29.8 million, or 5.4% of revenues

•                  Pre-tax income increased 47.5% to $41.3 million from $28.0 million

•                  Net income rose 34.3% to $36.4 million, or $1.29 per diluted share, from net income of $27.1 million, or $1.16 per diluted share

•                  $88.1 million in cash and short-term investments at December 31, 2008

Lake Forest, CA — March 17, 2009 — Primoris Services Corporation (NasdaqGM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for the full year and fourth quarter ended December 31, 2008.

The Company also announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of March 31, 2009, payable on April 15, 2009.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “We are very pleased with our results for 2008, which included record revenues and profitability, a strong year-end financial position, and a successful transition to a publicly traded company.   Our emphasis on pursuing projects that emphasize profitability was evidenced in our 2008 fourth quarter results, where we generated higher gross profit and net income despite a 9% reduction in revenues from the fourth quarter of 2007.  While we anticipate a reduction in revenues during 2009 from the high levels of the past two years, we believe that good opportunities for growth exist in infrastructure backbone upgrades and expansion and renewable energy projects.  Our diversified business model — which includes a 60-year history of serving power and energy clients, complemented by industry-leading positions in water & wastewater facilities and complex commercial structures — has prepared us to operate in this challenging environment.  We remain committed to emphasizing private sector work with long-term customers that generate a predictable and stable stream of recurring revenue.  Our year-end backlog, combined with our contracts for cost plus and maintenance work, and added contributions from our joint venture project are expected to provide us with a strong core level of work for 2009.”

Results for the Year Ended December 31, 2008

Primoris operates in two reportable segments: Construction Services and Engineering.

Consolidated revenues for 2008 were $609.1 million, an increase of $61.4 million, or 11.2%, from revenues of $547.7 million for 2007.  Revenues for the Construction Services segment increased 9.7% to $516.1 million in 2008 from $470.4 million in 2007, primarily as a result of construction projects for the refining industry.  Revenues for the Engineering segment increased to $92.9 million, or 20.2%, from $77.3 million in 2007, primarily as a result of the effect of an alliance agreement made in November 2007.

Total gross profit increased to $70.4 million, or 11.6% of revenues, in 2008 from $59.4 million, or 10.8% of revenues, in 2007.  Gross profit for the Construction Services segment rose to $65.0 million, or 12.6% of segment revenues, for the full year 2008, from $51.6 million, or 11.0% of segment revenues, for the full year of 2007.  Gross profit for the Engineering segment for 2008 was $5.5 million, or 5.9% of segment revenues, compared to $7.8 million, or 10.0% of segment revenues, in the prior year.

Selling, general and administrative expenses as a percentage of total revenues were relatively stable for the full year 2008 at 5.2% compared to 5.4% for the prior year.

Net operating income for 2008 rose 16.9% to $34.9 million, or 5.7% of total revenues, from $29.8 million, or 5.4% of total revenues, last year.

Net other income for 2008, consisting primarily of income generated by the Company’s joint venture with Otay Mesa Power Partners, an energy plant construction project in California, was $6.4 million compared to a $1.9 million net expense in 2007.  This joint venture is anticipated to be completed in 2009.

Income before provision for income taxes for 2008 increased 47.5% to $41.3 million from $28.0 million in 2007.

Net income for  2008 (after taxes at a 11.7% rate) increased to $36.4 million, or $1.29 per diluted share, on approximately 28.2 million fully diluted weighted average common shares outstanding, from net income of $27.1 million (taxed at 3%), or $1.16 per diluted share on approximately 23.5 million weighted average common shares outstanding in 2007.  Fully diluted weighted average common shares outstanding includes 2.5 million shares that will be issued in March 2009 in accordance with the Rhapsody merger agreement.

Pro forma net income for 2008 was $24.8 million, or $0.88 per diluted share, while 2007 pro forma net income was $16.8 million, or $0.72 per diluted share. Pro forma net income reflects an adjustment for income tax at the applicable statutory rates, 39.8%, as if the Company had been taxed as a C-Corporation in both years. The Company believes that pro forma net income, which takes into account the effective tax rate of operating as a C-Corporation, is a better indicator of performance for comparison purposes.

Results for the Fourth Quarter Ended December 31, 2008

Consolidated revenues for the fourth quarter of 2008 were $150.5 million compared to $165.6 million for the fourth quarter of 2007, a decrease of 9.1%. Revenues for the Construction Services segment declined to $132.6 million from $139.4 million, or 4.9%, reflecting the impact of a large project for a major oil refiner in the fourth quarter of 2007. Revenues for the Engineering segment declined by 31.7% to $17.9 million for the fourth quarter of 2008, from $26.2 million for the same period in 2007, as our downstream customers were impacted by the fall in the price of oil.

Despite reduced revenues, gross profit rose to $18.5 million, or 12.3% of total revenues for the fourth quarter of 2008, from $16.7 million, or 10.1% of total revenues, for the same period in 2007.

Selling, general and administrative expenses as a percentage of total revenues increased in the fourth quarter of 2008 to 6.6% from 4.6% in the same period last year, due primarily to public company expenses and long-term incentive costs.

Net operating income for the 2008 fourth quarter was $8.3 million, or 5.5% of total revenues, compared to $9.1 million, or 5.5% of total revenues, for the same period last year.

Net other income for the fourth quarter of 2008 was $2.2 million compared to a $2.3 million net expense for the fourth quarter of 2007.  Other income consisted primarily of income generated by the Otay Mesa Power Partners

Income before provision for income taxes for the fourth quarter of 2008 rose 53.7% to $10.4 million from $6.8 million in the fourth quarter of 2007.

Net income for the fourth quarter of 2008 was $7.8 million, or $0.23 per diluted share, on approximately 33.3 million fully diluted weighted average common shares outstanding, as compared to net income of $6.7 million, or $0.28 per diluted share, on approximately 23.6 million weighted average common shares outstanding, in the fourth quarter of 2007.  Fully diluted weighted average common shares outstanding includes 2.5 million shares that will be issued in March 2009 in accordance with the Rhapsody merger agreement.

Pro forma net income for the 2008 fourth quarter was $6.3 million, or $0.19 per diluted share, while 2007 fourth quarter pro forma net income was $4.1 million, or $0.17 per diluted share.

Recent Developments

•                  December 2008: Following the final results of its modified “Dutch Auction” tender offer to purchase certain common stock purchase warrants, Primoris accepted for purchase 1,416,908 Warrants in the tender offer, at a price of $1.20 per Warrant, for a total cost of approximately $1.7 million, excluding fees and expenses related to the tender offer. The Warrants accepted for purchase represent approximately 22.5% of Primoris’ 6,311,364 redeemable Warrants outstanding as of November 25, 2008; immediately following payment for the tendered Warrants, approximately 4,894,456 Warrants are issued and outstanding.

•                  February 2009: Primoris’s wholly-owned ARB, Inc. subsidiary received two contracts extensions through May 2011 from a large regional utility with an estimated value of $20 million.   Under these extensions, Primoris will perform necessary repairs to the utility’s existing natural gas pipeline network.

•                  February 2009: Primoris’s wholly-owned subsidiary, ARB Structures, Inc., signed a contract valued at $13.1 million with Kaiser Foundation Hospitals to design and build a concrete parking structure at Kaiser’s South Bay Medical Center.  Work on the 766-space, 5-level structure is scheduled to be completed by the end of 2009.

•                  March 2009: ARB, Inc. was awarded two contracts from the nation’s largest liquid bulk material terminal operator, which are expected to generate aggregate revenues to Primoris of approximately $19 million for the period March 2009 through September 2010.  ARB will be responsible for civil, mechanical and piping upgrades to two liquid bulk storage facilities at separate locations in southern California.

Other Financial Information

Primoris’s balance sheet at December 31, 2008 reflected cash and cash equivalents of $73.0 million, short-term investments of $15.0 million, working capital of $54.1 million, total debt of $34.8 million, and stockholders’ equity of $55.4 million.  Primoris generated $12.8 million and $66.1 million in operating cash flow for three and twelve months ended December 31, 2008, respectively.

Backlog

Total backlog at December 31, 2008 was $374.7 million compared to $411.5 million at September 30, 2008, and total backlog of $463.1 million at December 31, 2007.  At any given time, Primoris is at work on over 500 projects resulting in fluctuations in the backlog amount.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call on Tuesday, March 17, 2009 at 11:30 AM Eastern Time /  8:30 AM   Pacific Time to discuss these results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Primoris Services Corporation conference call.  The conference call will be broadcast live over the Internet.  To listen to the live call, please go to the “Investor Relations” section of Primoris’s website at www.primoriscorp.com.  Please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of the Registration Statement, the Amendment and other filings with the SEC, including the Company’s Form 10-K which will be filed on or about March 20, 2009.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

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CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

($ in thousands except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Revenues	$150,500	$165,564	$609,072	$547,666
Cost of revenues	132,007	148,908	538,629	488,314
Gross profit	18,493	16,656	70,443	59,352

Selling, general and administrative expenses	9,860	7,587	31,522	29,517
Merger related stock expense	375	—	4,050	—
Operating income	8,258	9,069	34,871	29,835

Other income (expense):
Income from non-consolidated investments	1,564	(2,442)	6,065	(1,359)
Foreign exchange gain (loss)	788	(32)	855	(471)
Interest income (expense)	(175)	193	(531)	(23)
Income before income taxes	10,435	6,788	41,260	27,982

Provision for income taxes	(2,639)	(135)	(4,827)	(848)
Net income	$7,796	$6,653	$36,433	$27,134

Dividends per common share	$0.025	$0	$0.05	$0

Basic earnings per share	$0.26	$0.28	$1.39	$1.16
Diluted earnings per share	$0.23	$0.28	$1.29	$1.16

Weighted average common shares outstanding
Basic	29,977	23,587	26,258	23,458

Diluted	33,344	23,587	28,156	23,458

Pro forma net income data:
Income before provision for income tax	$10,435	$6,788	$41,260	$27,982
Pro forma income tax	(4,153)	(2,700)	(16,421)	(11,137)
Pro forma adjusted net income	$6,282	$4,088	$24,839	$16,845

Pro forma basic earnings per share	$0.21	$0.17	$0.95	$0.72
Pro forma diluted earnings per share	$0.19	$0.17	$0.88	$0.72

CONSOLIDATED BALANCE SHEET

(unaudited)

($ in thousands)

	December 31,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$73,018	$62,966
Short term investments	15,036	—
Restricted cash	11,111	9,984
Accounts receivable, net	90,826	113,307
Costs and estimated earnings in excess of billings	21,017	11,085
Inventory	2,349	2,458
Deferred tax assets	5,591	—
Prepaid expenses and other current assets	3,507	1,793
Total current assets	222,455	201,593

Property and equipment, net	26,224	16,143
Other assets	139	922
Investment in non-consolidated joint ventures	500	—
Other intangible assets, net	52	88
Goodwill	2,842	2,227
Total assets	$252,212	$220,973

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$56,088	$66,792
Billings in excess of costs and estimated earnings	72,664	54,143
Accrued expenses and other current liabilities	26,067	18,215
Distributions and dividends payable	5,696	6,115
Current portion of capital leases	2,198	892
Current portion of long-term debt	5,679	3,966
Total current liabilities	168,392	150,123

Long-term debt, net of current portion	26,624	21,433
Long-term capital leases, net of current portion	341	1,208
Deferred tax liabilities	1,425	—
Other long-term liabilities	—	1,286
Total liabilities	196,782	174,050

Stockholders’ equity
Common stock	3	2
Additional paid-in capital	34,796	1,305
Retained earnings	20,528	45,513
Accumulated other comprehensive income	103	103
Total stockholders’ equity	55,430	46,923
Total liabilities and stockholders’ equity	$252,212	$220,973

SELECTED SEGMENT DATA

(unaudited)

($ in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Construction Services:
Revenue	$132,626	$139,358	$516,130	$470,366
Gross profit	$17,633	$13,450	$64,965	$51,593
Gross profit margin	13.3%	9.7%	12.6%	11.0%

Engineering:
Revenue	$17,874	$26,206	$92,942	$77,300
Gross profit	$860	$3,206	$5,478	$7,759
Gross profit margin	4.8%	12.2%	5.9%	10.0%